Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 24, 2006, in Post-Effective Amendment No. 6 to the Registration Statement (Form S-4 No. 333-36804) and related Prospectus of Madison River Capital, LLC and Madison River Finance Corp. for the offer to exchange its 13 ¼% Senior Notes due 2010.

/s/ Ernst & Young LLP

Raleigh, North Carolina

April 10, 2006